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                            ACQUISITION AGREEMENT


     THIS ACQUISITION AGREEMENT (the "Agreement") is made this 8th day of June, 1998, by and between LUCAS AUTOMATION & CONTROL ENGINEERING INC., a corporation incorporated under the laws of the Commonwealth of Virginia, with its principal place of business at 1000 Lucas Way, Hampton, Virginia 23666 (hereinafter referred to as "Seller"), and VA ACQUISITION CORP., a corporation incorporated under the laws of the State of Illinois, with its principal place of business at 2001 N. Janice Avenue, Melrose Park, Illinois 60160 (hereinafter referred to as "Buyer"), a wholly owned subsidiary of Total Control Products, Inc., an Illinois corporation ("TCP").

                                   RECITALS:

     A. Seller is engaged, at its facility at 31047 Genstar Road, Hayward, California, (the "Premises") in the design, manufacture, assembly and sale of environment resistant electronic interface equipment with flat panel displays (the "Business").

     B. Upon the terms set forth in this Agreement, Seller desires to sell to Buyer and Buyer desires to purchase from Seller various assets associated with the Business;

     Therefore, in consideration of the mutual promises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.   ACQUISITION OF ASSETS.

     1.1 PURCHASE AND SALE OF ASSETS. Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby buys and acquires from Seller, all of Seller's right, title and interest in and to the Assets (as defined in Section 1.2) and the Business as a going concern and all goodwill associated with the Business, free and clear of all liens, claims, encumbrances or security interests of any kind.

     1.2 DEFINITION OF ASSETS. For purposes of this Agreement, and except as provided in Section 1.4 below, the "Assets" means and includes the assets, properties and rights of Seller which, as of the date hereof, Seller owns or has a right to use and are used exclusively in the Business. The Assets include without limitation the following:

          1.2.1 TANGIBLE PERSONAL PROPERTY. All machinery, equipment, tools, computer hardware, fixtures and other tangible personal property located at the Premises, including that listed in Schedule 1.2.1 (the "Equipment"), but excluding any computer hardware as described in Section 1.4.6.

          1.2.2 INVENTORIES. All inventories of raw materials, operating supplies, packaging materials, component parts, replacement and spare parts, work in process and finished



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goods used exclusively in the Business (the "Inventories"), but excluding customer inventories as described in Section 1.4.2.

          1.2.3 PURCHASE CONTRACTS. All of Seller's rights in and to contracts made or orders given by Seller (the "Purchase Contracts") relating to the purchase of materials, utilities, chemicals, parts, supplies, commodities and services for use in the Business, all as listed in Schedule 1.2.3.

          1.2.4 SALES CONTRACTS. All of Seller's rights in and to contracts made or orders given to Seller (the "Sales Contracts") listed in
Schedule 1.2.4 for the sale of products manufactured or services delivered by the Business ("Products').

          1.2.5 OTHER CONTRACTS. All of Seller's rights in and to those contracts, licenses, manufacturer's representative agreements, commission sales agreements, distributor agreements, or other agreements, all as listed on Schedule 1.2.5 to which Seller is a party and entered into for the benefit of the Business (the "Other Contracts"). The Purchase Contracts, Sales Contracts and Other Contracts are hereinafter collectively referred to as the "Assigned Contracts".

          1.2.6 PERMITS. All permits, approvals and qualifications, to the extent legally transferable, which have been issued to Seller by any state or local governmental agency and relate to the conduct of the Business and listed in Schedule 1.2.6. Buyer shall be responsible for the proper transfer of all existing facility permits, including without limitation all air use and hazardous waste generation permits and notifications to the extent required by California law.

          1.2.7     PERSONAL PROPERTY LEASES.  Subject to the provisions of
Section 1.3, all leases for machinery, equipment and other tangible personal property leased from third persons and listed in Schedule 1.2.5 (the "Personal Property Leases").

          1.2.8 BOOKS AND RECORDS. Except as provided in Section 1.4.7 books and records, files and other documents (including such items recorded on computer storage media) used exclusively in the ongoing operation of the Business and access to all other books, records, files and other documents which may be necessary to such ongoing operations for the purpose of copying such materials on reasonable notice to Seller by Buyer.

          1.2.9 INTELLECTUAL PROPERTY RIGHTS. The following intellectual property rights, together with any associated goodwill (the "Intellectual Property Rights"):

               1.2.9.1 (i) inventions, patents, patent applications and patent rights (the "Patents"), (ii) trademarks, service marks, slogans, trade dress, trade names, symbols and logos (collectively the "Trademarks"); and
(iii) copyrights and copyright applications, each of (i), (ii) and (iii) as set forth on Schedule 1.2.9.1;

               1.2.9.2 licenses to Seller under any Patents, copyrights, Trademarks, trade secrets or other proprietary rights as set forth on
Schedule 1.2.5;

                                       2

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               1.2.9.3  all licenses and property rights in computer software used in the Business, including all documentation and source codes with respect to such software which is in Seller's possession or control and rights related thereto as set forth in Schedule 1.2.5; but excluding the MIS software as described in Schedule 3.4.9 and

               1.2.9.4 the trade secrets of or pertaining to the Business, customer lists, customer records and information and customer requirements, specifications, plans, designs, research data, proprietary know-how, formulas, processes, manufacturing methods, drawings, blueprints, flow sheets, equipment and parts lists and descriptions and related instructions and manuals used exclusively in the Business, and all goodwill and royalties and the licenses, agreements and other contracts and commitments relating to any of the foregoing.

          1.2.10 ACCOUNTS RECEIVABLE. All accounts receivable and all other trade amounts which third parties owe to Seller in connection with the Business, whether arising from the sale of products or services provided or otherwise as set forth on the Closing Balance Sheet (the "Accounts Receivable"). Intercompany receivables from business in the LucasVarity Group are not included in the Assets.

          1.2.11 PREPAID ITEMS AND UTILITY DEPOSITS. All of Seller's right, title and interest in and to expenses and charges prepaid by Seller in connection with the Business including, without limitation, advances, deposits (for utilities or otherwise) and prepaid rent (the "Prepaid Items") as set forth on Schedule 1.2.11.

          1.2.12 NAME. Seller's rights to the names "DEECO", "DEECO SYSTEMS", "DECO", "TOUCH ASSIST", "POWER ASSIST" and "SEALTOUCH" and any variations thereof.

          1.2.13  SALES AND PROMOTIONAL MATERIALS.  Except as provided in
Section 1.4.3, all sales and promotional materials, catalogues and advertising literature used in connection with or relating to the Business.

          1.2.14 TELEPHONE NUMBERS. All of Seller's rights to the telephone numbers of Seller relating exclusively to the operation of the Business.

          1.2.15 WORLD WIDE WEB. All rights, title and interest in Seller's world wide web site, commonly known by the address WWW.DEECO.COM, but excluding access rights to Seller's server, and as soon as reasonably practicable after the date hereof, Buyer shall delete all LucasVarity name(s) and Logos from the current site at Buyer's expense.

     1.3 CONSENTS TO ASSIGNMENTS. Other provisions hereof notwithstanding, this Agreement will not be deemed an assignment or transfer, or an attempted assignment or transfer, of any right or privilege if such assignment or transfer would constitute a breach or violation of any contract, lease, permit or license under state, federal or local law. To the extent that any consent, approval or waiver is required for Seller's transfer of any right or interest to Buyer in respect of any Assets, Seller will use its best efforts to obtain such consent, approval and/or waiver and Buyer

                                             3
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agrees to cooperate with Seller and provide information and/or documentation as may be reasonably necessary to obtain such consent, approval and/or waiver. If obtaining such consents and approvals involves the payment of any fees, charges or costs, any such amounts shall be paid by Buyer, but no such amounts shall be incurred or paid without Buyer's prior written consent, unless specifically required to be paid by Seller under applicable laws or regulations. If any consent to the transfer or assignment to Buyer is not obtained, or if an attempted transfer or assignment would be ineffective or would materially affect the rights or privileges of Buyer, or if a contract is assigned to Buyer pursuant to the provisions hereof and the other contracting party thereafter raises objections to the assignment and refuses to allow Buyer to perform the contract on the terms therein provided, or threatens to terminate the contract or sue for damages, Buyer and Seller shall cooperate in any arrangement Buyer may reasonably request to provide Buyer the benefits under such contract. Cooperation may include, without limitation, an arrangement between Buyer and Seller pursuant to which Seller shall nominally perform an order or contract as an agent for Buyer or Buyer shall serve as a subcontractor of Seller, and in any event, Buyer shall retain the economic benefits or detriments of the order or contract.

     1.4 EXCLUDED ASSETS. Other provisions hereof notwithstanding, Seller will not sell to Buyer and Seller will retain as its own property all of Seller's rights in and to each and all of the following assets, properties and rights related to the Business as of the date hereof, which hereby are excluded from the Assets:

          1.4.1 CASH AND CASH EQUIVALENTS. All cash, cash equivalents and bank deposits and certificates of deposit.

          1.4.2 CUSTOMER INVENTORIES. All customer owned inventories located at Seller's Premises, whether raw materials, supplies, component parts, work in progress or finished goods as set forth on Schedule 1.4.2

          1.4.3 GOODWILL, NAME AND TRADEMARK. The names and expressions "Lucas", "Varity", "LucasVarity", "Lucas Control Systems", any variations thereof, and any logos or symbols thereof, whether used as a trade name, trademark or otherwise, along with any other trade names or assumed names of the Seller, and any goodwill associated therewith, except those set forth under Sections 1.2.9 or 1.2.12 provided that for a period of up to one hundred eighty (180) days after the date hereof, Buyer may continue to use all existing sales and marketing brochures and other promotional materials, notwithstanding the fact that they contain the LucasVarity trade names, as long as Buyer prominently identifies on any material or document containing such trademarks by way of a stamp, sticker or other imprint, the fact that it is no longer affiliated with Seller, LucasVarity, or their affiliates. Thereafter, all such materials and documents shall be destroyed or returned to Seller. In no event, however, will Buyer continue to use any invoices, purchase orders, order forms, business cards or letterhead containing the LucasVarity trade names after the date hereof.

          1.4.4 GROUP SUPPLIER CONTRACTS. All of Seller's rights in and to any Supplier Contracts for goods or services which have been established by an affiliate of Seller as part of the

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LucasVarity Group purchasing program and in which the Business participates or is eligible to participate including those set out in Schedule 1.4.4.

          1.4.5 EXCLUDED CONTRACTS. All contracts, claims and rights (and benefits arising therefrom) binding on Seller, other than the Assigned Contracts, Personal Property Leases or Intellectual Property Rights.

          1.4.6. MIS HARDWARE. All MIS server hardware and server connecting equipment located in the Premises to be used in providing MIS services as set out in Section 3.4.9.

          1.4.7 CORPORATE AND BUSINESS RECORDS. All corporate documents and records, including, without limitation, minute books, stock records, certificates, all tax records and any records relating to any asset retained by Seller and any liability or obligation of Seller, which Buyer is not required to assume hereunder (the "Books and Records").

          1.4.8 BENEFIT PLANS. Any and all Plans, Welfare Plans and other Employee Benefit Plans, (each as defined herein) including without limitation, all plan documents, trust agreements and insurance policies relating thereto, and all papers, documents and records relating thereto, and all assets thereof as set forth on Schedule 1.4.8.

2.   CONSIDERATION FOR ASSETS.

     2.1 PURCHASE PRICE. Upon the terms of this Agreement, in consideration for the purchase of the Assets, Buyer will (a) pay to Seller the sum of Five Million Five Hundred Thousand ($5,500,000.00) Dollars in United States currency as adjusted under Section 2.3 (the "Purchase Price"), and (b) assume the Assumed Liabilities (as hereafter defined).

     2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid as follows: (a) Two Hundred Fifty Thousand Dollars ($250,000), has been previously paid by Buyer to Seller and shall be credited against the Purchase Price, and (b) Five Million Two Hundred Fifty Thousand ($5,250,000.00) Dollars ("Closing Payment") shall be paid by Buyer to Seller on the date hereof by wire transfer of immediately available funds to the account of Seller at:

                                 CITIBANK, NA
                              NEW YORK, NEW YORK
                           ABA/Routing # 021-000-089
                     Credit to:     Lucas Control Systems
                             Account No. 4064-5436

     2.3  PURCHASE PRICE ADJUSTMENT.    The Purchase Price shall be adjusted
as follows:

          2.3.1 BOOKINGS CREDIT. The Purchase Price shall be adjusted in accordance with this Section 2.3.1 with respect to orders for the sale of products, parts, repairs or engineering or consulting services of the Business (collectively, the "Products") received during the 1998 fiscal year (the "1998 fiscal year") which runs from February 1, 1998 through January 31, 1999 (the

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"Bookings").  The value of each order shall consist of the net sales price of the order (excluding from the total invoice amount taxes, freight, insurance and customs duties) for the sale of Products less the amount of returns, credits or adjustments with respect to such Products. (a) For any order of Products received from the customers set out on Schedule 2.3.1(a) only the portion of any order(s) received during the 1998 fiscal year with a requested shipping date within twelve (12) months from the date of such order shall be included in Bookings, (b) for all other orders of Products from any source, including, without limitation, customers, sales agents, or representatives, distributors or others (but excluding TCP, its affiliates or any of the persons listed on Schedule 2.3.1(a), provided, that if such Products are sold by TCP or its affiliates, such sales shall be included in Bookings to the extent such sales were made in accordance with the provisions of this Section 2.3.1), only that the portion of any order(s) of Products received during the 1998 fiscal year with a requested shipping date prior to April 1, 1999, shall be included in Bookings, and (c) the amount of any removal or deletion of open but unfilled orders from a fiscal year prior to the 1998 fiscal year shall not be deducted from Bookings. The Bookings received by Seller from February 1, 1998 through the date hereof are set forth in Schedule 2.3.1(B).
 Schedule 2.3.1(c) includes a list of all open purchase orders and anticipated shipping dates of all such orders. Following the close of the 1998 fiscal year Buyer shall provide to Seller not later than February 15, 1999, a report of the 1998 fiscal year Bookings (the "1998 Report") which report shall be in a form similar to and consistent with Schedule 2.3.1(B). Seller shall have until February 28, 1999 to respond in writing to Buyer with any objections or challenges to the 1998 Report (the "Dispute Notice"). If the Seller does not respond in writing to the 1998 Report by February 28, 1999, such Report shall be final and binding on the parties hereto. If
Seller delivers a Dispute Notice to Buyer on or prior to February 28, 1999 and Buyer and Seller cannot resolve any dispute between them concerning the amount of the 1998 fiscal year Bookings by March 12, 1999, both parties hereby agree that such dispute shall immediately be submitted to an independent auditor from the firm of Ernst & Young for binding arbitration and determination of the amount of 1998 fiscal year Bookings, which determination shall be rendered in not more than thirty (30) days from the date of receipt by the above firm of the Dispute Notice provided by either Buyer or Seller (or both of them) and whose determination shall be final and binding on the parties hereto. The costs and fees of such independent auditor shall be shared equally by Buyer and Seller. Following the determination of the amount of the 1998 fiscal year Bookings, either as a result of an agreement between Buyer and Seller, or the arbitration of the auditor, the Purchase Price for the Assets shall be increased by One Dollar Sixty Cents ($1.60) for each One Dollar ($1.00) that the 1998 fiscal year Bookings exceed Fifteen Million Dollars ($15,000,000.00), up to a maximum increase in the Purchase Price of Two Million Dollars ($2,000,000.00). Such increase in the Purchase Price, if any, shall be paid by Buyer to Seller by wire transfer of immediately available funds to the same account of Seller as set forth in Section 2.2.1 above or to such other account as Seller may direct to Buyer in writing. Buyer shall make such payment, if any, upon the earlier of: (i) March 1, 1999, if Seller makes no objections or challenges to the 1998 Report ; or (ii) ten (10) days after the resolution of any dispute as to the 1998 fiscal year Bookings, whether as a result of agreement by Buyer and Seller or determination of the 1998 fiscal year Bookings by the independent auditor. In the event that the 1998 fiscal year Bookings are less than Fifteen Million Dollars ($15,000,000.00), there shall be no adjustment to the Purchase Price as a result of such shortfall.

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          2.3.2     NET WORTH ADJUSTMENT.  The value by which the book value
of the Assets as of the close of business on June 5, 1998 exceeds the book value of the Assumed Liabilities as of the close of business on June 5, 1998 shall be known as "Net Worth". Not later than July 6, 1998, Seller shall prepare and deliver to Buyer a balance sheet of the Business as of the close of business on June 5, 1998 showing the book value of the Assets as the only assets of the Business, and showing the book value of the Assumed Liabilities as the only liabilities of the Business (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared from Seller's books and records in accordance with generally accepted accounting principles ("GAAP") applied consistently with those used in preparing the year end balance sheet of the Business except for (i) GAAP exceptions of a non-material nature consistent with those applied by Seller in the year end balance sheet, (ii) Excluded Assets and Retained Liabilities shall not be included in the Closing Balance Sheet, (iii) the Closing Balance Sheet shall contain prorata accruals for utilities, property taxes, sales commissions, and like items, (iv) Inventories shall be determined pursuant to a physical count, the cost of which shall be borne by Seller and at which both Buyer and Seller may be represented (each at its own cost), and (v) the Closing Balance Sheet shall contain (i) a warranty reserve equal to $80,000; (ii) an Accounts Receivable reserve for doubtful accounts equal to $25,000 and (iii) an Inventory reserve equal to $784,000. Buyer shall have thirty (30) days after receipt of the Closing Balance Sheet to dispute any of the items contained on the Closing Balance Sheet by delivering written notice of such dispute to Seller (a "Net Worth Dispute Notice"). If Buyer does not deliver a Net Worth Dispute Notice to Seller within such thirty (30) day period, the Closing Balance Sheet shall be final and binding on the parties hereto. If Buyer delivers a Net Worth
Dispute Notice to Seller within such thirty (30) day period and   Buyer and
Seller cannot resolve any dispute between them concerning the Closing Balance Sheet within ten (10) days after Seller's receipt of the Net Worth Dispute Notice, both parties hereby agree that such dispute shall immediately be submitted to an independent auditor from the firm of Ernst & Young for binding arbitration and determination of the Net Worth of the Business as of the date hereof which determination shall be rendered in not more than thirty (30) days from the date of receipt by the above firm of the notice of dispute provided by either Buyer or Seller (or both of them) and whose determination shall be final and binding on the parties hereto. The costs and fees of such independent auditor shall be shared equally by Buyer and Seller. Following determination of the Net Worth of the Business either as a result of an agreement between Buyer and Seller or the arbitration of the auditor, the Purchase Price shall be decreased by One Dollar ($1.00) for each One Dollar ($1.00) that the Net Worth is less than Three Million Two Hundred Thousand Dollars ($3,200,000.00) and shall be increased by One Dollar ($1.00) for each One Dollar ($1.00) that the Net Worth is more than Three Million Three Hundred Thousand Dollars ($3,300,000.00). Such adjustment to the Purchase Price (if any) shall be paid by Seller to Buyer or Buyer to Seller, as the case may be, not later than ten (10) days after the final determination of Net Worth in immediately available funds.

     2.4  PURCHASE PRICE ALLOCATION.    Seller and Buyer agree that the
Purchase Price shall be allocated among the Assets, tangible and intangible on the basis of an allocation (the "Allocation") determined by Buyer. The Allocation shall, on delivery, become part of this Agreement for all purposes. Seller and Buyer agree to report, pursuant to Section 1060 of the Internal Revenue Code of 1986 as amended and the regulations promulgated thereunder, if and when required, the Allocation of the Purchase Price, as adjusted, among the Assets in a manner

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entirely consistent with such Allocation in the preparation and filing of all tax returns (including IRS Form 8594).

     2.5 ASSUMPTION OF LIABILITIES. On the terms of this Agreement, Buyer shall assume as of the date hereof, and shall thereafter pay, perform and discharge when due those liabilities and obligations of Seller (and only those liabilities and obligations of Seller) specifically identified in this
Section 2.5 (the "Assumed Liabilities"):

          2.5.1 ASSIGNED CONTRACTS. All of Seller's obligations and liabilities arising after the date hereof under the Assigned Contracts and not arising as a result of the breach or violation of any such agreement prior to the date hereof.

          2.5.2 LEASES. Seller's obligations and liabilities arising after the date hereof under and related to the Personal Property Leases and not arising as a result of the breach or violation of any such lease prior to the date hereof.

          2.5.3 ACCOUNTS PAYABLE. All accounts payable which have been incurred in the usual and ordinary course of the Business and as set out on the Closing Balance Sheet.

          2.5.4 ACCRUED EXPENSES. All of Seller's obligations and liabilities for accrued but unpaid payroll, payroll taxes, vacation, commissions and other business related miscellaneous accruals (the "Accrued Expenses") all as set out on the Closing Balance Sheet, including accrued liabilities of the Business, if any, under the contracts of Seller not assumed by Buyer, .

          2.5.5 PRODUCT WARRANTIES. Seller's obligations and liabilities for product returns, repairs and adjustments as set out in Section 6.6

     2.6 RETAINED LIABILITIES. Buyer shall not assume or be liable for any liabilities or obligations of Seller, whenever arising and whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortuous or otherwise, other than those specifically identified or described in
Section 2.5 (all such liabilities and obligations of Seller other than those specifically assumed by Buyer identified or described in Section 2.5 are hereinafter collectively referred to as the "Retained Liabilities"). Seller agrees to promptly pay and discharge when due all of the Retained Liabilities. The Retained Liabilities shall include, without limitation, all trade account payables and accrued and unpaid expenses of Seller not included on the Closing Balance Sheet, accounts payable, expenses incurred by Seller in connection with the transactions contemplated hereby (including legal, accounting and investment banking expenses), bank indebtedness or indebtedness for borrowed money, accrued wages, accrued vacation, payroll and withholding tax liability not included on the Closing Balance Sheet, contingent liabilities, all liabilities, whether actual or contingent, associated with the Plans, Welfare Plans and Employee Benefit Plans (as defined herein) whether owed to beneficiaries, benefit providers, plans or trusts, governmental regulators or any other party, liabilities under agreements not assumed by Buyer, claims relating to returns of product which were sold by Seller prior to the date hereof (other than as provided in Section 6.6), environmental liabilities (except as provided in Section 7.3), Tax (as

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defined herein) liabilities and liabilities to any affiliate of Seller.  As used in this Agreement, "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, Medicare or other health program, excise, severance, stamp, occupation, premium, property (including property Taxes assessed against a landlord of Seller, but borne by Seller pursuant to a lease), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or other additional amounts with respect thereto.

          2.6.1 BENEFIT PLANS. Without limiting the generality of the foregoing, Buyer shall not assume or be liable for any obligation or liability now or hereafter arising under, or in connection with, or in respect of the Plans, Welfare Plans or other Employee Benefit Plans or any other plan, fund or program which Seller has at any time directly or indirectly maintained, sponsored or contributed to.

          2.6.2 INCENTIVE COMPENSATION PLANS. Buyer shall not assume or be liable for any obligation or liability now or hereafter arising under, or in connection with, or in respect of any incentive compensation plan which Seller maintained or provided as part of the Business, including without limitation, any bonus plans, stay-on incentives, and retention bonus schemes including those set forth on Schedule 2.6.2, except for accrued but unpaid commissions, if any, as set out on the Closing Balance Sheet.

          2.7 NO EXPANSION OF THIRD PARTY RIGHTS. The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights. Notwithstanding the foregoing, unless and to the extent that Seller has specifically made a representation or warranty under the provisions of Section 4 hereof, Seller does not represent or warrant to Buyer the rights or remedies of any third party concerning the Assumed Liabilities.

3.   CLOSING.

     3.1 CLOSING . The transactions herein contemplated and required by this Agreement will be completed and closed by Seller and Buyer at a meeting ("Closing") at Seller's offices on the date hereof. The Closing shall be deemed effective as of the close of business Pacific time, on the date hereof.

     3.2 BUYER'S OBLIGATION. At the Closing, in addition to any other documents specifically required to be delivered or acts required to be performed by Buyer pursuant to this Agreement, Buyer will deliver to Seller, at Buyer's expense, in proper form for recording (if recording thereof is required):

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          3.2.1     by wire transfer the portion of the Purchase Price to
Seller's bank account set forth in Section 2.2(b);

          3.2.2 an agreement of assumption (the "Assumption Agreement") under the terms of which Buyer assumes Seller's liabilities and obligations pursuant to Section 2.5.

          3.2.3 a certificate of good standing of Buyer under the laws of the State of Illinois;

          3.2.4 an opinion of Buyer's counsel, D'Ancona & Pflaum, in a form reasonably satisfactory to Seller's counsel;

          3.2.5     an executed sublease agreement for the Premises (the
"Sublease");

          3.2.6 an executed guarantee by TCP of Buyer's obligations arising under this Agreement;

          3.2.7 all other documents and agreements reasonably required to be delivered by Buyer as a condition to Closing.

     3.3 SELLER'S OBLIGATIONS. At the Closing , in addition to any other documents specifically required to be delivered or acts required to be performed by Seller pursuant to this Agreement, Seller will deliver to Buyer, at Seller's expense, in proper form for recording (if recording thereof is required):

          3.3.1 a fully executed Bill of Sale, Assignment and Conveyance for the Assets;

          3.3.2     executed Assignment(s) of Patents;

          3.3.3     executed Assignment(s) of the Intellectual Property
Rights;

          3.3.4 a certificate of good standing of Seller under the laws of the Commonwealth of Virginia;

          3.3.5 an opinion of Seller's in-house counsel in a form reasonably satisfactory to Buyer's counsel;

          3.3.6     evidence of the third party consents contemplated by
Section 1.3, the lack of which would have a material adverse effect upon the Business;

          3.3.7     an executed sublease for the Premises;

          3.3.8 all other documents and agreements reasonably required to be delivered by Seller as a condition to Closing.

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     3.4  ADDITIONAL OBLIGATIONS.  The parties agree to the following:

          3.4.1 TRANSFER TAXES. In accordance with applicable statutes and regulations, any and all transfer or sales taxes payable as a result of the transaction contemplated and required by this Agreement shall be paid by the required party under such statute; provided however, that Buyer shall be responsible for any amount of tax resulting from a valuation of the Equipment in excess of the book value as set out on the Closing Balance Sheet.

          3.4.2 EXPENSES. Unless otherwise required by applicable law or regulation, Buyer shall be responsible for costs, fees or expenses to obtain or transfer any permits or approvals required in the operation of the Business. Except as otherwise provided in this Agreement, each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all legal costs and expenses.

          3.4.3 ACCESS. For a period of seven (7) years after the Closing, Buyer will afford to Seller and its accountants and attorneys reasonable access to the books and records which Seller delivers to Buyer hereunder, and will permit Seller to make extracts and copies therefrom for any proper purpose. For a period of seven (7) years after the Closing, Seller will afford to Buyer and its accountants and attorneys reasonable access to the books and records which Seller retains pursuant to Section 1.4.7 and will permit Buyer to make extracts and copies therefrom for any proper purpose.

          3.4.4     TRADE NAMES.  After the Closing, except as provided in
Section 1.4.3, Buyer will not use any of Seller's or Seller's affiliates' trade names, trademarks, logos or symbols, including "Lucas", "Varity", "LucasVarity", "Lucas Control Systems" and any variations thereof, and, as soon as reasonably practicable after the date hereof, shall remove such names and trademarks from all products, packaging material and business forms and will not use or apply such names or trademarks to any product, packaging, business forms or otherwise. At any time after the date hereof, Seller and Seller's affiliates shall cease to use and shall not license or permit any third party to use the names "DEECO", "DEECO SYSTEMS", "DECO", "SEALTOUCH", "TOUCH ASSIST", "POWER ASSIST", or any name, slogan, logo, trade name, trade dress or trademark which is similar or deceptively similar to any of the aforementioned, provided however, that Seller shall place a stamp, sticker or imprint upon existing business Brochures of Lucas Control Systems which may include the names "DEECO" or "DEECO SYSTEMS" indicating that DEECO is no longer affiliated with Seller, LucasVarity or their affiliates.

          3.4.5 EMPLOYEE MATTERS. Buyer shall offer employment to all employees of Seller listed on Schedule 3.4.8, (the "Transferred Employees"). On the date hereof, Buyer shall have the right, but not the obligation, to hire each of the other employees of the Business including those employees on short term disability or workers' compensation leave who are released to return to work by November 1, 1998 (the "Other Employees"). The total compensation contained in the offer of employment to such Transferred Employees shall be substantially equivalent to the total compensation provided by Seller to such employees immediately prior to the date hereof. Except as provided in Section 3.4.8, Buyer, in its sole discretion, shall determine the period of employment for each Transferred Employee and the Other Employees hired by Buyer and the parties acknowledge that as of the date hereof the Transferred Employees and the Other Employees shall cease to be employees of Seller. Buyer shall be responsible for all claims, causes of action, judgments, damages including reasonable attorney fees, penalties and liabilities including severance payments, if any (other than the severance obligations contained in the agreements listed on Schedule 2.6.2), arising out of, resulting from or related to the employment, offer of employment or termination of the Transferred Employees and the Other Employees after the date hereof, and Buyer shall indemnify and hold Seller harmless from and against any such claims, including without limitation, "WARN" Act claims, claims of constructive termination or otherwise arising from the transactions contemplated by this Agreement. Buyer shall not be responsible for any claims or liabilities arising out of, resulting from or related to Seller's employment of the Transferred Employees or the Other Employees prior to the date hereof and Seller shall indemnify and hold Buyer harmless from and against any such claims. Notwithstanding the foregoing, to the extent that any employees of the Business who are on short term disability or workers' compensation leave as of the date hereof do not return to work due to circumstances beyond the control of Buyer by November 1, 1998, Seller shall indemnify and hold Buyer harmless for all costs and expenses incurred by Buyer after November 1, 1998 with respect to such employees.

          3.4.6 TRANSITION. In order to assist Buyer in the transition of the Business, Seller agrees to enter into an arrangement with Buyer known as a secording arrangement whereby Seller's employee, Thomas Kramer, shall remain an employee of Seller, but shall perform services for and under the direction and control of Buyer for a period beginning on the date hereof and ending on January 31, 1999. As consideration for this arrangement , Buyer agrees to reimburse Seller on a monthly basis for the full cost of this employee, including without limitation, wages of approximately 10,000 DM per month, the cost of benefits provided to such employee, the rental of Mr. Kramer's office in Seller's facility in Wendlingen, Germany at US$1,000.00 per month, bonuses (to be determined by Buyer in its sole discretion), and reimbursement of expenses, including car allowance, of approximately 5,000 DM per month approved by Buyer during the term of the arrangement. Seller shall not increase the salary or benefits of Mr. Kramer without the written consent of Buyer which shall not be unreasonably withheld.

          3.4.7 SUBLEASE. Seller currently occupies the Premises, pursuant to a lease of real property ("Lease"). Buyer agrees to sublease from Seller the Premises under the terms and conditions as are contained in the Sublease for a term beginning on the date hereof and ending on January 31, 1999. In the event that Buyer wishes to assume the Lease in its entirety or to sublease the Premises for the balance of the term of the Lease, Buyer shall so notify Seller in writing not later than August 1, 1998. In the event that Buyer elects to occupy the Premises after January 31, 1999, Buyer shall either assume the Lease or sublease the Premises from Seller (both subject to the consent of the Lessor under the Lease) for the entire balance of the term of the Lease. If Buyer elects not to remain in the Premises after January 31, 1999, Buyer shall, not later than that date, vacate the Premises and surrender same to Seller in substantially the same condition as upon commencement of Buyer's occupancy.

          3.4.8 BOOKINGS. Buyer agrees that beginning on the date hereof until January 31, 1999, Buyer shall use commercially reasonable efforts to retain the services of the employees listed on Schedule 3.4.8. Buyer further agrees not to relocate the manufacture of the products of the Business away from the Premises prior to October 1, 1998. Through January 31, 1999, Buyer shall use commercially reasonable efforts to maximize the Bookings of the Business and shall pursue, accept and list Bookings in a manner consistent with the past practices of the Business. Buyer shall provide to Seller monthly reports of Bookings within ten (10) business days after the end of each month and upon the reasonable request of Seller shall meet with Seller quarterly to review the interim progress of Bookings between the date hereof and January 31, 1999. At such meeting(s) Buyer shall provide to Seller data and information reasonably sufficient for Seller to determine the actual amount of Bookings received through the end of the last monthly report and the likely prospects of any additional Bookings which may then be contemplated by or known to Buyer. In determining the total Bookings, (a) all products of TCP or its affiliates ordered by the customers listed on
Schedule 2.3.1(a) in accordance with Section 2.3.1 shall be included in Bookings; (b) all orders for TCP's or its affiliates' products that are placed in accordance with Section 2.3.1 by previous customers of the Business (other than from customers listed on Schedule 2.3.1(a)), to the extent that the products ordered by such customers are similar to the products previously purchased by such customers from the Business, shall be included in Bookings; and (c) any orders of TCP's or its affiliates' products that are placed by the sales representatives employed by the Business immediately prior to the date hereof in accordance with Section 2.3.1 hereof shall be included in Bookings to the extent that the products ordered perform identical functions to products sold or offered by the Business immediately prior to the date hereof. Notwithstanding the foregoing, Buyer shall not be obligated to accept any order for the sale of products unless the estimated material costs with respect to such order are less than or equal to sixty-five percent (65%) of the net invoice amount (excluding taxes, freights, insurance and custom duties) of such order.

     3.4.9 MIS SERVICES. Seller agrees to provide to Buyer access to Seller's central computer system substantially equivalent to that which existed prior to Closing, including without limitation, use of the "Growth Power" software for the use of the Business at its present location for a term beginning on the date hereof and ending not later than January 31, 1999. Buyer shall pay Seller on a monthly basis an access fee of Five Thousand Dollars ($5,000.00) per month for the first three (3) months and Ten Thousand Dollars ($10,000.00) per month thereafter or a prorated amount thereof for any partial month. Buyer may terminate such service upon at least thirty (30) days prior written notice to Seller. Seller shall endeavor to provide the services set forth on Schedule 3.4.9 and to provide Buyer with access to the computer system, but Seller makes no warranty to Buyer regarding the accuracy, completeness, adaptability, or functionality of any such services or software provided to Buyer pursuant to this Section, and Seller shall not be liable to Buyer or any third party regarding Buyer's use of or access to Seller's computer system.

          3.4.10 CONTRACT NOVATION. To the extent required by applicable law or regulations, Buyer at its own expense shall be responsible for novation of the government purchase contracts set out on Schedule 3.4.10. Seller shall assist in these requests for novation as reasonably requested by Buyer, and Seller shall execute such documents as may be reasonably required as part of such novation requests.

4.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     4.1  REPRESENTATIONS AND WARRANTIES.    Seller hereby makes the
following representations and warranties to Buyer as of the date hereof:

          4.1.1 CORPORATE ORGANIZATION. Seller (a) is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia; and (b) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property relating to the Business or in which the conduct of the Business requires it to so qualify or be licensed.

          4.1.2 AUTHORITY. Seller has full power and authority (corporate and other) to execute, deliver and perform this Agreement and the other documents referenced herein and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and the other documents referenced herein have been duly authorized and approved by all necessary corporate action, and this Agreement and the other documents referenced herein constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

          4.1.3 NO CONFLICT. Seller's execution and delivery of this Agreement and performance of its obligations hereunder (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or by-laws or other governing documents of Seller or any note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other contract, agreement or commitment binding upon Seller or affecting any of the Assets, (ii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Seller, or any of the Assets, and (iii) do not require any material consent, approval or authorization of, or declaration, of or registration with, any domestic governmental or regulatory authority.

          4.1.4 COMPLIANCE WITH LAWS. Seller holds all material permits, licenses, variances, exemptions, orders and approvals of any court, arbitral, tribunal, administrative agency or commissioner or other governmental or other regulatory authority or agency ("Governmental Entities") necessary for the lawful conduct of the Business (the "Permits"), all of which are listed on Schedule 1.2.6 attached hereto. Seller is in substantial compliance with the terms of the Permits. Seller is in substantial compliance with all laws, ordinances or regulations of all Governmental Entities in connection with the operation of the Business.

          4.1.5 BOOKS AND RECORDS. Except as set forth on Schedule 4.1.5 Seller's books, accounts and records relating to the Business are, and have been, maintained in a usual, regular and ordinary manner, in accordance with GAAP except for non-material exceptions thereto and all material transactions to which Seller is or has been a party with respect to the operation of the Business are properly reflected therein.

          4.1.6 FINANCIAL STATEMENTS. Schedule 4.1.6 attached hereto contains complete and accurate copies of the unaudited balance sheets of the Business as of and for the fiscal years ended January 31, 1998 and 1997 and statements of income of the Business for fiscal year ending January 31, 1998 (the "Financial Statements"). Schedule 4.1.6 also contains complete and accurate copies of the unaudited balance sheet and statement of income of the Business for the three (3) month period ended May 1, 1998 (the "Interim Financial Statements"). Except as set forth on Schedule 4.1.6 the Financial Statements and the Interim Financial Statements fairly present in all material respects the financial position of the Business as of the dates thereof and the results of operations and cashflows of the Business for the periods covered by said statements, all in accordance with GAAP, except for non-material exceptions consistently applied by the Business.

          4.1.7 ACCOUNTS RECEIVABLE. None of the trade receivables and notes receivable which are reflected on the Financial Statements, the Interim Financial Statements or which arose subsequent to the date of the Interim Financial Statements, is or was to Seller's knowledge subject to any counterclaim or set off. Except as set out on Schedule 4.1.7 all of such trade receivables arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. Seller has no outstanding sales on consignment, sales on approval, sales on return or guaranteed sales in connection with the operation of the Business.

          4.1.8 INVENTORY. All Inventories of the Business consists of items of a quantity and quality historically useable and/or saleable in the normal course of the Business, some of which items may be saleable in excess of one year. Items of slow-moving material which may be saleable in excess of two years have been written down by twenty-five percent (25%) consistent with the past practice of the Business on an item by item basis. To Seller's knowledge, the Inventories are free from defects in materials and/or workmanship. All Inventories reflected in the Financial Statements or the Interim Financial Statements are valued at the lower of cost or market with cost determined by the first in first out accounting method. Since April 30, 1998, there has not been a material change in the level of the Inventories. All Inventories except for demonstration equipment, tooling or inventory set out on Schedule 4.1.8 are, and all other tools, dies, jigs, patterns, molds, equipment, supplies and other materials used in the production of Inventories are, located at the Premises. To Seller's knowledge, all Inventories have been produced in material compliance with applicable laws.

          4.1.9  INTELLECTUAL PROPERTY.  Except as set out on Schedule 4.1.9
(a) Seller is the owner of or duly licensed to use each Trademark and its associated goodwill; (b) each Trademark registration exists and has been maintained in good standing; (c) each Patent exists, is owned by or licensed to Seller, and has been maintained in good standing; (d) each copyright registration exists and is owned by Seller; (e) Seller has not received any notice that any other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (f) Seller has no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property Rights; (g) Seller has no knowledge of any claim or any reason to believe that Seller's use of any Intellectual Property Right infringes any right of any third party; (h) Seller has no knowledge or any reason to believe that any third party is infringing on any of Seller's rights in any of the Intellectual Property Rights; and (i) Seller has no knowledge or any reason to believe that any of its actions have infringed or are infringing on any third party's intellectual property rights.

          4.1.10  TITLE TO THE ASSETS.  Seller has and will transfer to
Buyer good and marketable title to the Assets, free and clear of all mortgages, easements, leases, agreements, restrictions, security interests, pledges, liens or encumbrances of any kind, or any conditional sale agreement or other title retention agreement.

          4.1.11  REAL ESTATE.  (a) Except for the storage space described on
Schedule 1.2.5 and the Premises, Seller does not use any real estate in connection with the operation of the Business. The Premises is leased to Seller pursuant to the Lease. None of the improvements comprising the Premises, or the businesses conducted or proposed to be conducted by Seller thereon, are in material violation of any applicable law. No material expenditures are required to be made for the repair or maintenance of any improvements on the Premises or for the Premises to be used for its intended purpose. Seller is not in material default under any agreement relating to the Premises nor, to the best knowledge of Seller, is any other party thereto in default thereunder. There are no condemnation proceedings pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Premises. (b) No Governmental Authority has asserted any challenges or appeals regarding the amount of the taxes on, or the assessed valuation of, the Premises, and Seller has no special arrangement or agreement with any Governmental Authority with respect thereto. There is no tax assessment (in addition to the normal, annual general real estate tax assessment, including, ad valorem property taxes imposed upon the real and personal property owned by the Seller for 1998) pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Premises to the extent Seller is liable for payment therefor.

          4.1.12 EQUIPMENT.. To the best of Seller's knowledge all tangible assets and facilities of Seller included in the Assets are in good operating condition and repair (ordinary wear and tear excepted). The Equipment transferred to Buyer pursuant to this Agreement is, to the best of Seller's knowledge, sufficient to carry on the Business as it was conducted by Seller immediately prior to Closing.

          4.1.13 ASSIGNED CONTRACTS. Except as set out on Schedule 4.1.13 Seller is not a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral contract, other than the Assigned Contracts, which was entered into by Seller in connection with the operation of the Business, including, without limitation: (i) any agreement or arrangement obligating Seller to pay or receive, or pursuant to which Seller has previously paid or received, an amount in excess of $20,000 (other than purchase orders and sales orders entered into in the ordinary course of business); (ii) any agreement or arrangement which by its terms cannot be terminated by Seller for a period in excess of thirty (30) days without payment or penalty; (iii) any employment or consulting agreement; (iv) any agreement restricting in any manner Seller's right to compete with any other person or entity in connection with the operation of the Business, or the right of any other party to compete with Seller in connection with the operation of the Business; (v) any secrecy or confidentiality agreement; or (vi) any requirements contract. To the best of Seller's knowledge, each of the Assigned Contracts is in full force and effect and binding upon the parties hereto, and neither Seller nor any other party is in default under any of the Assigned Contracts. Seller has not assigned any of its rights under any of the Assigned Contracts to any person or entity.

          4.1.14 LEASES. Schedule 1.2.7 sets forth a complete list of the Personal Property Leases and Exhibit 3.4.7(a) lists the Real Property Lease with sublease rights being assigned under the terms of this Agreement. To the best of Seller's knowledge, each of the Personal Property Leases and the Real Property Leases are in full force and effect and neither Seller nor any other party is in default under any of the Personal Property Leases and the Real Property Leases. Seller has not assigned any of its rights under any of the Personal Property Leases or the Real Property Leases to any person or entity.

          4.1.15 LITIGATION. Except as disclosed on Schedule 4.1.15, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any Governmental Authority, pending or, to the best of Seller's knowledge, threatened against Seller, or any of Seller's officers or directors, with respect to or affecting the Business or related to the consummation of the transaction contemplated hereby. There are no facts known to Seller which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Seller, would have a material adverse effect on the Business before or after the Closing.

          4.1.16 WARRANTIES. Except as disclosed on the Schedule 4.1.16, Seller has made no oral or written warranties in connection with the operation of the Business, with respect to the quality or absence of defects of its products or services. Except as disclosed on Schedule 4.1.17, there are no material claims pending, or to Seller's knowledge, anticipated or threatened with respect to the quality of or absence of defects in any of the products or services of the Business. Except as disclosed on Schedule 4.1.16, Seller has not been paid or been required to pay direct, incidental, or consequential damages to any person in connection with any of such products or services.

          4.1.17 PRODUCT LIABILITY. Seller has received no notice nor does Seller have any knowledge relating to any claim (other than a product warranty claim) involving any product manufactured, produced, distributed or sold by or on behalf of Seller in connection with the operation of the Business resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations.

          4.1.18 ARBITRATION. Seller is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the Business.

          4.1.19 EMPLOYEE BENEFITS. Except as set forth on Schedule 4.1.19, neither Seller nor any corporation or business which is now or at the relevant time was an affiliate of Seller as determined under the Code section 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers, contributes to or has any liability under, or has maintained, administered, contributed to or had any liability under, nor do the employees relating to the Business or any ERISA Affiliate receive or have any reason to expect to receive as a condition of employment, benefits pursuant to any employee pension benefit plan (as defined in Section 3(2) of ERISA) ("Plan"), including, without limitation, any multi-employer plan as defined in Section 3(37) of ERISA ("Multi-Employer Plan") or any non-qualified deferred compensation plan or retirement plan; employee welfare benefit plan (as defined in Section 3(1)of ERISA) ("Welfare Plan"), including any other plan, program, agreement or arrangement under which former employees relating to the Business or an ERISA Affiliate (or their beneficiaries) are entitled, or current employees relating to the Business or an ERISA Affiliate will be entitled, following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit contribution rights granted by statute or federal law or bonus, stock, stock purchase or stock option plan, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee Benefit Plan").

          4.1.20 LABOR MATTERS. Except as set forth in Schedule 4.1.20 or for events that occur after the date hereof which are disclosed in writing by Seller to Buyer, (a) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Seller, threatened against or affecting the Business, and during the past three years, there has not been any such action; (b) to Seller's knowledge, there are no union claims or petitions to represent the employees of Seller relating to the Business; (c) Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller relating to the Business; (d) none of the employees of Seller relating to the Business are represented by any labor organization and Seller has no knowledge of any current union organizing activities among such employees, nor to Seller's knowledge does any question concerning representation exist concerning such employees; (e) in connection with the Business, Seller is, and has at all times been, in material compliance with all applicable employment laws and practices, including, without limitation, any such laws relating to employment discrimination, occupational safety and health and unfair labor practices; (f) in connection with the Business, there is no unfair labor practice charge or complaint against Seller pending or, to the best knowledge of Seller, threatened before the National Labor Relations Board or any charges or complaints, or facts which could give rise to a charge or complaint, pending or threatened with any Governmental Entity who has jurisdiction over unlawful employment practices; (g) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure pending relating to the Business; (h) Seller is not delinquent in payments to any of its employees of the Business for wages, salaries, commissions, bonuses or other direct compensation for any services performed by them prior to the Closing or amounts required to be reimbursed to such employees; (i) upon termination of the employment of any of the employees of the Business after the Closing, Seller will not be liable to any of such employees for severance pay except as set out in Section 3.4.5; (j) the employment of each of the Business' employees is terminable at will without cost to Seller except for payments required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay; (k) no employee or former employee of the Business has any right to be rehired by Seller prior to Seller hiring a person not previously employed by Seller; and (l) Schedule
4.1.20 contains a true and complete list of all employees of the Business who are employed by Seller as of the date hereof, and said list correctly reflects their base salaries, wages, (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans), dates of employment and positions.

          4.1.21 ENVIRONMENTAL MATTERS. The Assets and the Business are in substantial compliance with all Environmental Laws (as herein defined) and Environmental Permits (as herein defined). A copy of any notice, citation, inquiry or complaint relating to the Assets or the Business which Seller has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit is contained in Schedule 4.1.21 attached hereto. Seller possesses all Environmental Permits which are required for the operation of the Business, and is in compliance with the provisions of all such Environmental Permits. Copies of all Environmental Permits relating to the Business and issued to Seller are contained in
Schedule 4.1.21. As used in this Agreement, "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever; and "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to "Environmental Laws".

          4.1.22 INTERIM CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement or as disclosed on Schedule 4.1.22, since January 31, 1998, Seller has not, in connection with the operation of the Business; (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of the Business' assets or property, except for sales of Inventories and cash applied in the payment of liabilities of the Business, in the usual and ordinary course of business in accordance with Seller's past practices; (b) suffered any material casualty, damage, destruction or loss, or interruption in use, of any material asset, property or portion of Inventories (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God; (c) made or suffered any material change in the conduct or nature of any aspect of the Business, whether or not made in the ordinary course of business or whether or not such change had a material adverse effect of the Business; (d) waived any material right arising out of the conduct of, or with respect to, the Business; (e) made any change in accounting methods or principles; (f) written-off any material assets as unusable, or obsolete or for any other reason; or (g) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in accordance with past practices. Notwithstanding the foregoing, Seller shall not be deemed to have breached the terms of this Section 4.1.22 by entering into this Agreement or by consummating the transactions contemplated hereby.

          4.1.23 AFFILIATED TRANSACTIONS. For purposes of this Agreement, the term "Related Party" shall mean: any division of Seller (other than the Business), any present or former officer, director, stockholder or affiliate of Seller or any predecessor in interest to Seller, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased or licensed by or to any Related Party. In its operation of the Business, Seller has not bought or sold from a Related Party, any raw materials, parts, components, or finished products or any engineering or marketing services related thereto. The Financial Statements and the Interim Financial Statements do not exclude any direct costs related to the operation of the Business which were incurred by Seller.

          4.1.24  SIGNIFICANT CUSTOMERS, SUPPLIERS AND EMPLOYEES.  Schedule
4.1.2 sets forth an accurate list of the Business' Significant Customers (as defined herein), Significant Suppliers (as defined herein) and Significant Employees (as defined herein). Seller has no knowledge of any intention or indication of intention by a (a) Significant Customer to terminate its business relationship with the Business or to limit or alter its business relationship with the Business in any material respect; (b) Significant Supplier to terminate its business relationship with the Business or to limit or alter its business relationship with the Business in any material respect; or (c) Significant Employee intends to terminate or has terminated his employment with the Business. As used herein, "Significant Customer" means the 10 largest customers of the Business measured in terms of sales volume in dollars for the fiscal year ended January 31, 1998 and 1997. "Significant Supplier" means any supplier of the Business from whom Seller has purchased $100,000 or more of goods for the Business during the fiscal year ended January 31, 1998 or 1997; and "Significant Employee" means all persons listed on Schedule 3.4.8.

          4.1.25 BRIBES. In connection with the operation of the Business, neither Seller nor, to Seller's knowledge, any of its former or current officers, directors, employees, agents or representatives has made or received, directly or indirectly, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of Seller, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

          4.1.26 ADVISOR FEES. W. Y. Campbell Company has been retained by Seller as its advisor in the sale of the Assets. The payment of any commission or any other fee due to W. Y. Campbell & Company upon consummation of the transaction contemplated by this Agreement shall be the sole responsibility of the Seller. Seller further represents and warrants that no other broker, advisor or finder has been involved with this transaction or is entitled to a commission or fee in connection herewith.

          4.1.27 PROJECTIONS. All projections and proforma financial and other information used in or to compile any projections or business plans provided by Seller are based on good faith estimates and assumptions by the management of Seller, it being recognized by Buyer that projections as to future events are not to be viewed as fact and that actual results during the periods covered by any such projections may differ from the projected results, and the differences may be material.

          4.1.28 ACCURACY OF STATEMENTS. To the best knowledge of Seller, no representation or warranty made by Seller in this Agreement or any schedule or other agreement to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements not misleading. The representations and warranties of Seller shall be deemed to be made as of the Closing Date.

          4.1.29 SELLER'S KNOWLEDGE. As used in this Agreement "Seller's Knowledge" and words of similar import shall mean the actual knowledge after due inquiry of the following individuals who are employees of Seller: R. Davies, R. DeWelt, D. Mehring, F. Worth, D. Moffit, C. McManus, A. Ortega, J. Blasius, J. Ormaner.

5.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     5.1 REPRESENTATIONS AND WARRANTIES. Buyer hereby makes the following representations and warranties to Seller as of the date hereof:

          5.1.1 CORPORATION ORGANIZATION. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; and (b) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property relating to the Business or in which the conduct of the Business requires it to so qualify or be licensed.

          5.1.2 AUTHORITY. Buyer has full power and authority (corporate and other) to execute, deliver and perform this Agreement and the other documents referenced herein and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and the other documents referenced herein have been duly authorized and approved by all necessary corporate action, and this Agreement and the other documents referenced herein constitutes a valid and binding Agreement of Buyer.

          5.1.3 NO CONFLICT. Buyer's execution and delivery of this Agreement and performance of its obligations hereunder (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the articles of incorporation or by-laws, or other governing documents of Buyer or any note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other contract, agreement or commitment binding upon Buyer or any of its assets or properties, and (ii) will not conflict with or violate any applicable law, rule, regulations, judgment, order or decree or any government, governmental instrumentality or court having jurisdiction over Buyer, or any of its assets or properties, and
(iii) do not require any material consent, approval or authorization of, or declaration, of or registration with, any domestic governmental or regulatory authority.

          5.1.4 ADVISOR FEES. Michael Blitzer Associates has been retained by Buyer as its advisor in the purchase of the Assets. The payment of any commission or any other fee due to

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


Michael Blitzer Associates upon consummation of the transaction contemplated by this Agreement shall be the sole responsibility of Buyer. Buyer further represents and warrants that no other broker, advisor or finder has been involved with this transaction or is entitled to a commission or fee in connection herewith.

          5.1.5 BUYER'S CAPACITY. Buyer and TCP collectively have the financial and other capacity necessary to enable them to satisfy Buyer's obligations under this Agreement, and any other documents and instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby and at Closing will not be insolvent.

          5.1.6 ACCURACY OF STATEMENTS. To the best knowledge of Buyer, no representation or warranty made by Buyer in this Agreement or any schedule or agreement to be furnished herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading. The representations and warranties of Buyer shall be deemed to be made as of the date hereof.

          5.1.7 RELIANCE. Buyer has conducted an independent inquiry of the Business. Buyer has relied on the results of such inquiry (for which Seller does not bear any responsibility) and the representations and warranties of Seller contained in Section 4 of this Agreement, including the Schedules relating thereto. The representations and warranties of Seller contained in
Section 4 constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with this Agreement and the transactions contemplated hereby and Buyer acknowledges that all other representations and warranties or any projections or business plans of Seller are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Seller.

          5.1.8 BUYER'S KNOWLEDGE. As used in this Agreement, "Buyer's Knowledge" and words of similar import shall mean the actual knowledge, after due inquiry of the following individuals who are employees of Buyer: N. Gihl,
P. Nicholson, M. Howlett, D. Lambert, B. Morgan and E. Foster.

6.   COVENANTS.

     6.1 CONFIDENTIALITY. As a further inducement for Buyer to enter into this Agreement, Seller agrees that for the longest period permitted by law after the date hereof, Seller shall, and shall cause its Affiliates to, hold in the strictest confidence, and not, without the prior written approval; of Buyer, use for its own benefit or the benefit of any party other than Buyer or disclose to any person, firm or corporation other than Buyer any Confidential Information. For purposes of this Agreement, intending that the term shall be broadly construed to include anything protectible as a trade secret or confidential information under applicable law, "Confidential Information" shall mean all information, and all documents and other tangible items which record information relating to or useful in connection with the Business, which at the time or times concerned is protectible as a trade secret or confidential information under applicable law; provided that confidential information shall not include any information to the extent that (i) the disclosure of such information to a third party is reasonably required in connection with the fulfillment of a party's obligations under this Agreement, and such third party shall enter into an agreement to keep such information confidential, (ii) such information shall become generally known to the public through no violation of Sections 6.1 or 6.5 of this Agreement, and (iii) the disclosure of such information is required by a court of competent jurisdiction or by law.

     6.2 INJUNCTIVE RELIEF. The Seller and Buyer acknowledge and agree that the remedy at law for any breach of any of their respective obligations under Sections 3.4.3 through 3.4.10 or Sections 6.1, 6.4, 6.5 or 6.8 hereof would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of Sections 3.4.3 through 3.4.10 or Sections 6.1, 6.4, 6.5 or 6.8 without the necessity of proof of actual damage. Seller and Buyer recognize that the absence of a time limitation in Section 6.1 is reasonable and properly required for the protection of Buyer and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, the parties agree and submit to the imposition of such a limitation as said court shall deem reasonable.

     6.3 THIRD PARTY CONSENTS. Prior to the Closing, each of Seller and Buyer shall use all reasonable efforts to obtain the agreements, authorizations, consents, orders and approvals of federal, state and local regulatory bodies and officials, courts and other third parties that may be or become necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in seeking promptly to obtain such agreements, authorizations, consents, orders and approvals as may be necessary for the performance of their respective obligations pursuant to this Agreement. Neither Seller nor Buyer shall take any action that is likely to have the effect of delaying, impairing or impeding the receipt of any required agreements or approvals and each shall use all reasonable efforts to secure such agreements or approvals as promptly as possible.

     6.4 FURTHER ACTION. Buyer and Seller shall execute such other documents and take such further action, at or after the Closing, as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

     6.5 ANNOUNCEMENTS. Except as and to the extent required by applicable law, neither Buyer nor Seller shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any third party, including, without limitation, news media, without the prior written consent of the other party which consent shall not be unreasonably withheld, and Buyer and Seller shall cooperate as to the timing and contents of any such announcement.

     6.6 PRODUCT RETURNS AND ADJUSTMENTS. Buyer shall assume all obligations under written or implied warranties to repair or replace defective products which were sold by Seller prior to the date hereof up to the amount shown on the Closing Balance Sheet for product warranty reserves. If Buyer incurs direct material and labor costs in excess of such reserved amount, Buyer's right of reimbursement shall be subject to the indemnification procedures set forth in Section 7. Buyer shall have all obligations under written or implied warranties to repair or replace defective products which are sold after the date hereof, and Buyer shall indemnify and hold Seller harmless with respect thereto under the indemnification procedures set forth in Section 7.

     6.7 PRODUCTS LIABILITY. Seller shall retain all liability including personal injury and property damage (whether based on "strict liability" laws or otherwise), arising out of or in connection with any products sold by Seller prior to the date hereof, and Seller shall indemnify and hold Buyer harmless with respect thereto under the indemnification procedures set forth in Section 7. Buyer shall have all liability including personal injury and property damage (whether based on "strict liability" laws or otherwise), arising out of or in connection with any products sold after the date hereof, and Buyer shall indemnify and hold Seller harmless with respect thereto under the indemnification procedures set forth in Section 7.

     6.8 NON-SOLICITATION. Seller agrees, for a period of two (2) years following the date hereof, not to solicit any third-party customers of the Business who purchased DEECO product line applications from Seller within two years prior to the date hereof. Seller shall be restricted from soliciting such third party customers only for the sale of products of Seller that are in direct competition with the products produced in the Business as of the date hereof. Seller also agrees that for a period of two (2) years after the date hereof, Seller shall not take any action which is calculated to persuade any salaried, technical or professional employees, representatives or agents of Buyer to terminate their association with Buyer.

          6.9 PAYMENTS OF ACCOUNTS RECEIVABLE. In the event Seller shall receive after the Closing any instrument of payment of any of the Accounts Receivable, Seller shall forthwith delivery it to Buyer, endorsed where necessary, without recourse, in favor of Buyer. If Buyer does not receive payment of the full amount of the Accounts Receivable from each of M-Tech or Palomar Spectrum on or prior to ninety (90) days after the date hereof, (a) Seller shall promptly pay to Buyer an amount equal to the uncollected balance of those receivables; and (b) Buyer shall convey to Seller the rights to the uncollected portion of such receivables.

7.   DAMAGES AND INDEMNIFICATION.

     7.1 INDEMNIFY BY SELLER. Seller shall defend, indemnify, and hold harmless Buyer and Buyer's affiliates, and their respective directors, officers, employees, shareholders, representatives, and agents, against and with respect to any and all losses, costs, damages, assessments, administrative fines or penalties, liability, obligations, claims or expenses (including reasonable professional fees and similar expenses) (collectively, the "Losses") from, resulting by reason of or arising in connection with: (a) any and all liabilities of Seller of any nature, whether accrued, absolute, contingent, or otherwise, other than the Assumed Liabilities;

(b) any inaccuracy in or breach of any of the representations, or, warranties made or to be performed by Seller pursuant to this Agreement or under any of the other certificates, agreements or other documents delivered by Seller in connection herewith or any breach thereof arising from a claim asserted by a third party, or (c) any breach of any covenants or agreements made or to be performed by Seller pursuant to this Agreement or under any of the other certificates, agreements or other documents delivered by Seller in connection herewith; or (d) Seller's operation of the Business prior to the date hereof.

     7.2 INDEMNITY BY BUYER. Buyer shall defend, indemnify, and hold harmless Seller and Seller's affiliates, and their respective directors, officers, employees, shareholders, representatives, and agents, against and with respect to any and all Losses from, resulting by reason of or arising in connection with: (a) any inaccuracy in or breach of any of the representations, or warranties made or to be performed by Buyer pursuant to this Agreement or under any of the other certificates, agreements or other documents delivered by Buyer in connection herewith or any breach thereof arising from a claim asserted by a third party, (b) any breach of any covenants or agreements made or to be performed by Buyer pursuant to this Agreement or under any of the other certificates, agreements or other documents delivered by Buyer in connection herewith; (c) any claim or demand made or liability asserted against Seller due to Buyer's failure or alleged failure to pay, perform or discharge any Assumed Liability or (d) Buyer's operation of the Business after the date hereof.

     7.3 ENVIRONMENTAL MATTERS INDEMNIFICATION. This Section 7.3 shall constitute the entire agreement of the parties with respect to environmental matters and shall control in the event of conflict with any other term, provision or agreement, whether written or oral.

          7.3.1 PRE-EXISTING CONTAMINATION. As used herein, the term "Pre-existing Contamination" shall mean any contamination in violation of any Environmental Law which existed or occurred prior to the date hereof, or any condition, whether or not on or off site which is related to, migrated from or is associated with any such contamination.

          7.3.2 LIABILITY. It is the intention of both Buyer and Seller that Seller shall retain any and all liability imposed by any Environmental Law for Pre-existing Contamination and further that Buyer and Seller agree that any release or similar action caused by Buyer or its agents which results in or exacerbates any contamination is the responsibility of Buyer. It shall be the burden of Seller to establish than any contamination was not a Pre-existing Contamination. Moreover, any liability imposed by an Environmental Law which does not relate to any contamination caused during the period of time that Buyer occupied the Premises shall be the sole responsibility of Seller. This discovery by Buyer of any violation of an Environmental Law that occurred prior to the date hereof, or environmental condition related to Pre-existing Contamination, shall require a comprehensive study to determine the extent of any Pre-existing Contamination. The scope of such investigation and the cost thereof shall be the sole obligation of Seller. Buyer agrees that all data obtained and reports developed as a result of any such investigation are confidential, and all data and reports shall be so labeled, but that such reports and data will be provided to Seller under an obligation of confidentiality. Unless otherwise required by law, Buyer will not disclose any such data or reports to any third party, including, but not limited to governmental agencies, individuals, corporations, or the public without the prior written consent of Seller.

          7.3.4     REMEDIATION.   Seller shall indemnify and hold Buyer
harmless for any and all liabilities imposed on Buyer for the clean-up or remediation of any Pre-existing Contamination.

     7.4 UCC BULK SALES INDEMNIFICATION. Buyer hereby waives Seller's compliance with the Uniform Commercial Code provisions of California law regarding bulk transfers. Other provisions hereof notwithstanding, Seller will indemnify and hold Buyer harmless from all Losses attributable to Seller's failure to comply with any provision of such laws in respect of the Assets sold to Buyer hereunder.

     7.5 INDEMNIFICATION NOTICE. The party seeking indemnification under this Section 7 agrees to give prompt notice to the party against whom indemnity may be sought (the "Indemnifying Party") of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this section; provided, however, that in the event such notice is not given or is delayed and the Indemnifying Party is not materially prejudiced thereby, the Indemnified Party's rights hereunder shall not be affected. The Indemnifying Party shall have the right at its own expense, to control the defense and the Indemnifying Party shall not settle the matter without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in such defense by notice to the Indemnifying Party.
 If upon the Indemnifying Party's consent, the Indemnified Party assumes such defense, the Indemnified Party shall not settle the matter without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     7.6 LIMITATION ON LIABILITY. The Indemnifying Party shall not have any liability or obligation to the Indemnified Party under Sections 7.1(b) or 7.2(a), (i) for any individual claims or losses which amount to $2,500.00 or less ("Excluded Claims"); (ii) unless the aggregate cumulative total of all Losses under Sections 7.1(b) or 7.2(a), as the case may be, other than Excluded Claims incurred by the Indemnified Party exceeds Seventy-Five Thousand Dollars($75,000), but once all Losses incurred by the Indemnified Party under Sections 7.1(b) or 7.2(a), as the case may be, exceed such amount, the Indemnified Party shall be entitled to indemnification for all Losses under Sections 7.1(b) or 7.2(a), as the case may be, from the first dollar of Losses, excluding all Excluded Claims, and (iii) to the extent that the Indemnified Party actually receives insurance proceeds to cover any such Losses under Sections 7.1(b) or 7.2(a), as the case may be. Notwithstanding any other provision of this Agreement, the total maximum aggregate indemnification for all Losses incurred by the Indemnified Party pursuant to
Section 7.1(b) or Section 7.2(a), as the case may be, shall not exceed one half of the Purchase Price. The Indemnified Party shall not be entitled to make any claim for a breach of a representation or warranty pursuant to Sections 7.1(b) or 7.2(a) at any time after the period of time set forth in
Section 8.3.

8     MISCELLANEOUS.

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


     8.1 ASSIGNMENT. This Agreement shall not be assignable by either party, except upon written consent of the other party.

     8.2 NOTICES. All notices, consents, approvals or other notifications required or permitted to be sent by one party to the other party hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized overnight courier service, or by United States mail. Notices delivered by United States mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile or by nationally recognized overnight courier service shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed to such other party at the address set forth below, or, the last address of such party as shall have been communicated to the other party:

If to Seller                     Lucas Automation & Control
                                 Engineering, Inc.
                                 1000 Lucas Way
                                 Hampton, Virginia  23666
                                 Attention:  Robert Davies
                                 Fax No. 757 766 2666

with a copy to:                  Robert A. Leier, Esquire
                                 LucasVarity
                                 13873 Park Center Road
                                 Hallmark Building - Suite 65
                                 Herndon, Virginia  20171
                                 Fax No. 703 834 2648

If to Buyer:                     Total Control Products, Inc.
                                 2001 N. Janice Avenue
                                 Melrose Park, Illinois  60160
                                 Attention:  Nicholas Gihl
                                 Fax No. 708 345 6792

with a copy to:                  Mark S. Albert, Esquire
                                 D'Ancona & Pfluam
                                 30 North LaSalle - Suite 2900
                                 Chicago, Illinois  60602
                                 Fax No. 312 580 0923


     8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein or in any schedule or other document attached hereto shall be deemed

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

representations and warranties of the party by whom or on whose behalf the same are delivered and all representations and warranties made by such party to this Agreement shall survive the Closing for a period not to exceed eighteen (18) months, except that the representations and warranties set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.10, 4.1.21, 5.1.1, 5.1.2, 5.1.3,
shall survive the Closing for a period not to exceed five (5) years. Any claim based upon a breach of such warranty or representation must be initiated within the above terms.

     8.4 SEVERABILITY. If, for any reason, any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     8.5 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, except where the laws of some other jurisdiction mandatorily apply.

     86   ENTIRE AGREEMENT.  This Agreement together with the Schedules hereto, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

     8.7 WAIVER. This Agreement and the terms hereof may be changed, waived, modified, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, modification, discharge or termination is sought. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion unless specifically provided for in writing executed by the party to be so bound.

     8.8 COOPERATION. Seller and Buyer shall fully cooperate with one another and shall provide to each other any assistance reasonably required to complete the transactions contemplated by this Agreement.

     8.9 HEADINGS. The headings in this Agreement are for purposes of reference only, and shall not limit or otherwise affect the meaning thereof.

     8.10 EXECUTION. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.11 INTERPRETATION AND AGREEMENT PREPARATION.    The parties hereto
agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.

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

     8.12 CONSENTS. Whenever the terms of this Agreement require the consent of a party be provided, unless this Agreement stipulates otherwise, such consent shall not be unreasonably withheld.

     8.13 ARBITRATION. Other than as provided in Section 6.2, any dispute arising out of this Agreement or the transactions contemplated hereby shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Francisco, California and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties acknowledge that time is of the essence in connection with resolving any dispute and that the parties will cooperate with each other to promptly arbitrate any such matters. The arbitrator shall award the prevailing party all costs, attorney fees, and other out-of-pocket expenses relating to the dispute incurred by such party.

     8.14 SUCCESSORS AND ASSIGNS. Subject to Section 8.1 hereof, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LUCAS AUTOMATION & CONTROL
ENGINEERING INC.                          VA ACQUISITION CORP.

By: /S/ ROBERT DAVIES                     By: /S/ NICHOLAS GIHL
    ----------------------                    -----------------------
        Robert Davies                             Nicholas Gihl
Its: President                            Its: President

                                        30